EXHIBIT 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

BY AND AMONG

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.

AND

SEMGAS, L.P.

APRIL 30, 2013

1.	DEFINITIONS AND RULES OF CONSTRUCTION		1

	1.1	Definitions	1

	1.2	Rules of Construction	13

2.	PURCHASE AND SALE; CLOSING		14

	2.1	Sale and Purchase of the Units	14

	2.2	Excluded Assets and Liabilities Transfer; Distribution of Cash; Termination of Insurance Coverage	14

	2.3	Purchase Price; Adjustment for Aggregate Capital Expenditures, Aggregate Operating Expenditures, Aggregate Gathering Fee and Prepaid Amounts	14

	2.4	Purchase Price Allocation	18

	2.5	Closing	19

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		19

	3.1	Existence and Good Standing	19

	3.2	Authorization; Enforceability	19

	3.3	No Conflict; Consents	19

	3.4	Capitalization; Title to Units	20

	3.5	Material Contracts	21

	3.6	Intellectual Property	22

	3.7	Litigation	22

	3.8	Brokers’ Fees	23

	3.9	Taxes	23

	3.10	Environmental Matters	23

	3.11	Compliance with Laws; Permits	24

	3.12	Insurance	25

	3.13	Matters Related to Assets	25

	3.14	Capital Expenditures and Current Capital Commitments	25

	3.15	Easements	25

	3.16	Preferential Rights; Consents	26

	3.17	Financial Statements	26

	3.18	No Undisclosed Liabilities	26

	3.19	Employment and Employee Benefit Matters	27

	3.20	Books and Records	27

	3.21	Sanctions-Related Matters	27

	3.22	Export Compliance	28

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	3.23	Gas Regulatory Matters	28

	3.24	Owned Properties	28

	3.25	Transactions with Affiliates	28

	3.26	Bank Accounts	29

	3.27	Gas Production Forecasts	29

	3.28	Throughput Data	29

	3.29	Dedicated Acreage	29

	3.30	Sinopec JV	30

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		30

	4.1	Existence and Good Standing	30

	4.2	Authorization; Enforceability	30

	4.3	No Conflict; Consents	30

	4.4	Litigation	31

	4.5	Brokers’ Fees	31

	4.6	Investment Purpose	31

	4.7	Reliance	31

	4.8	Sanction-Related Matters	31

	4.9	Export Compliance	32

5.	COVENANTS		32

	5.1	Operation of the Company and the Business	32

	5.2	Access	34

	5.3	Third Party Approvals	35

	5.4	Regulatory Filings	35

	5.5	Seller Marks	36

	5.6	Books and Records; Access	37

	5.7	Liability for Taxes and Responsibility for Tax Returns	37

	5.8	Cooperation	38

	5.9	Information; Data; Facilities	39

	5.10	Supplement to Disclosure Schedules	39

	5.11	Further Assurances	39

	5.12	Notifications	39

	5.13	ACMP Operating Agreement	39

	5.14	No Shop	39

	5.15	Indebtedness	40

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	5.16	Assistance with Buyer Financing and Securities Filings	40

	5.17	Bank Accounts	41

	5.18	Connection Agreement Event	41

	5.19	Atlas Processing Rights	42

6.	CONDITIONS TO CLOSING		42

	6.1	Conditions to Obligations of Buyer	42

	6.2	Conditions to the Obligations of Seller	44

7.	INDEMNIFICATION		45

	7.1	Survival	45

	7.2	Indemnification	46

	7.3	Procedures	47

	7.4	Limitations on Indemnification	49

	7.5	Waiver of Other Representations	50

	7.6	Exclusive Remedy and Release	51

8.	TERMINATION		52

	8.1	Termination	52

	8.2	Effect of Termination	53

9.	MISCELLANEOUS		53

	9.1	Notices	53

	9.2	Assignment	54

	9.3	Rights of Third Parties	54

	9.4	Expenses	55

	9.5	Counterparts	55

	9.6	Entire Agreement	55

	9.7	Disclosure Schedules	55

	9.8	Amendments	55

	9.9	Publicity	56

	9.10	Severability	56

	9.11	Governing Law; Jurisdiction, Waiver of Jury Trial	56

	9.12	Confidentiality	57

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LIST OF EXHIBITS*

Exhibit A	Form of Gathering Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Unit Assignment
Exhibit E	Excluded Assets
Exhibit F	Form of Parental Guaranty

LIST OF SCHEDULES*

Schedule A	Gathering Systems
Schedule 1.1	Knowledge
Schedule 3.1	Qualifications
Schedule 3.3	Consents
Schedule 3.5.1	Material Contracts
Schedule 3.5.2	Breaches of Material Contracts
Schedule 3.7.1	Litigation
Schedule 3.9	Taxes
Schedule 3.10	Environmental Matters
Schedule 3.11.2	Compliance with Laws; Permits
Schedule 3.12	Insurance
Schedule 3.13.2	Condition and Sufficiency of Assets
Schedule 3.14	Capital Expenditures
Schedule 3.15	Material Gaps in Right-of-Way
Schedule 3.16	Preferential Rights and Required Consents
Schedule 3.17.1	Pro Forma Balance Sheet
Schedule 3.18	Liabilities
Schedule 3.24	Owned Properties
Schedule 3.25	Transactions with Affiliates
Schedule 3.26	Bank Accounts
Schedule 3.28	Throughput Data
Schedule 3.29	Dedicated Area
Schedule 5.1.1	Operation of the Company and the Business
Schedule 6.1.2	Seller Third Party Consents and Approvals

*	Omitted. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT, dated as of April 30, 2013 (this “Agreement”), is entered into by and between Chesapeake Midstream Development, L.L.C., an Oklahoma limited liability company (“Seller”), and SemGas, L.P., an Oklahoma limited partnership (“Buyer”). Each of Buyer and Seller is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding equity interests in Mid-America Midstream Gas Services, L.L.C., an Oklahoma limited liability company (the “Company”, and such equity interests, the “Units”);

WHEREAS, the Company owns certain natural gas gathering and processing assets located in and around northwest Oklahoma; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Units, free and clear of any Liens other than restrictions imposed thereon by applicable securities Laws, on the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the premises and respective representations, covenants, agreements and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND RULES OF CONSTRUCTION.

1.1	Definitions. As used herein, the following terms have the following meanings:

“Accounting Arbitrator” means Grant Thorton LLP, or such other nationally recognized accounting firm mutually agreed upon by the Parties, provided, however, prior to the appointment of any Accounting Arbitrator, each Party will certify in writing to the other Party that such Accounting Arbitrator has neither performed any work for such Party nor been an officer, director or employee of such Party within the preceding five (5) year period.

“Access” has the meaning set forth in Section 5.18.1.

“ACMP Operating Agreement” means that certain Operating Agreement dated as of December 19, 2012, by and between the Company and Access MLP Operating, L.L.C., as amended or otherwise modified.

“Acquisition Transaction” has the meaning set forth in Section 5.14.1.

“Action” has the meaning set forth in Section 3.7.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. With respect to periods of time prior to the Closing, the Company shall be deemed to be an Affiliate of Seller and not of Buyer and, with respect to periods of time after the Closing, the Company shall be deemed to be an Affiliate of Buyer and not of Seller.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Aggregate Capital Expenditures” means an amount (expressed in Dollars) equal to (i) $160,000, which represents Seller’s good faith estimate, as of the date of this Agreement, of the aggregate amount of all capital expenditures paid by or on behalf of the Company during the period from April 1, 2013 through the date of this Agreement to the extent such payments are in respect of capital expenditures incurred by or on behalf of the Company during such period, which are set forth on Schedule 3.14 (“Pre-Signing Capital Expenditures”) plus (ii) the aggregate amount of capital expenditures paid by or on behalf of the Company from the day after the date of this Agreement through the Closing Date to the extent such amounts are (a) incurred in accordance with Schedule 3.14 during such period, (b) paid in connection with an emergency related to the Assets that occurs between the date of this Agreement and the Closing Date or (c) otherwise consented to in writing by Buyer (such capital expenditures that are described in clause (ii) being herein referred to as the “Permitted Interim Capital Expenditures”).

“Aggregate Gathering Fee” means an amount (expressed in Dollars) equal to $.535 per MMBTU received into the Gathering System for the period beginning on April 1, 2013 and ending on the Closing Date.

“Aggregate Operating Expenditures” means an amount (expressed in Dollars) equal to the aggregate amount of reasonable direct operating expenditures paid by or on behalf of the Company during the period from April 1, 2013 through the Closing Date to the extent such payments are in respect of operating expenditures incurred by or on behalf of the Company during such period but specifically excluding any fixed fees paid or payable to Access MLP Operating, L.L.C. or its Affiliates.

“Aggregate Prepaid Amount” means an amount (expressed in Dollars) equal to the aggregate amount of all expenditures paid by or on behalf of the Company with respect to prepaid items related to the Assets (excluding all insurance premiums and, except as otherwise provided in this Agreement, all Taxes) but on account of periods both prior to and following the Effective Time to the extent such expenditures are allocable to periods following the Effective Time.

“Allocation” has the meaning set forth in Section 2.4.

“Assets” means the assets, properties, privileges and interests of whatever kind or nature, real, personal or mixed, tangible or intangible, and wherever located, that are owned, leased or licensed by the Company, excluding the Excluded Assets.

“Atlas” has the meaning set forth in Section 3.29.

“Atlas Processing Rights” has the meaning set forth in Section 3.29.

“Balance Sheet” has the meaning set forth in Section 3.17.1.

“Bank Accounts has the meaning set forth in Section 3.26.

“Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA and any other employee benefit, welfare or compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, severance, termination pay, deferred compensation, profit sharing, holiday, cafeteria, medical disability or other employee benefit plan, program, policy, practice, agreement or arrangement (but excluding workers compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business” means the operations and business conducted by the Company as of the date hereof and in a manner consistent with the past practices and customs of the Company, other than the operations and business conducted with respect to the Excluded Assets.

“Business Day” means any day that is not a Saturday, Sunday or any other holiday on which banks in the State of Oklahoma are required or authorized by applicable Law to be closed for business.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Financing” has the meaning set forth in Section 5.16.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.1.

“Buyer Party” means Buyer and any other Affiliate that is a party to any Transaction Document.

“Capex Month” means each month from and including April of 2013 through and including the month in which the Closing occurs.

“Casualty” means any destruction by fire, blowout, storm, or other similar casualty of all or any portion of the Assets between the date hereof and Closing.

“CELLC” has the meaning set forth in the definition of “Gathering Agreement”.

“CEMI” has the meaning set forth in the definition of “Gathering Agreement”.

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Certain U.S. Sanctioned Nations” has the meaning set forth in Section 3.21.

“Claim Notice” has the meaning set forth in Section 7.3.1.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Statement” has the meaning set forth in Section 2.3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of the date hereof, by and among Buyer, Seller, the Company and, as applicable, their respective Affiliates.

“Connection Agreement Event” means an event that shall be deemed to occur only if such event is deemed to occur pursuant to Section 5.18.1.

“Connection Agreement Losses” means, only if a Connection Agreement Event is deemed to occur pursuant to Section 5.18.1, any and all Losses, if any, actually incurred or suffered by the Buyer Indemnified Parties during the Connection Agreement Losses Period.

“Connection Agreement Losses Period” means, only if a Connection Agreement Event is deemed to occur pursuant to Section 5.18(a), a period beginning on the Closing Date and ending on the earlier to occur of (a) the date that is six months following the Closing Date and (b) the date on which such Connection Agreement Event is deemed to have terminated pursuant to Section 5.18.2.

“Constituents of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, friable asbestos, radioactive material (including any naturally occurring radioactive material) or PCBs.

“Contract” means any legally binding contract, agreement, commitment, obligation, lease, license or other arrangement, understanding or undertaking.

“Debt Financing Source Parties” has the meaning set forth in Section 7.6.

“Dedicated Area” means the area depicted on the map attached hereto as Schedule 3.29.

“Dedicated Net Acres” means, as computed separately with respect to each parcel or tract of land burdened by a lease covering acreage within the Dedicated Area, the product of (i) the number of gross acres of land covered by such parcel or tract (i.e. gross acres) to the extent located within the Dedicated Area, multiplied by (ii) the lessor’s undivided percentage interest in hydrocarbons in the lands covered by such lease, multiplied by (iii) the collective working interest of Seller and its Affiliates in such lease, provided that if items (ii) or (iii) vary as to different areas within any tracts or parcels covered by such lease, a separate calculation shall be done for each such area as if it were a separate lease.

“Deductible” has the meaning set forth in Section 7.4.1.

“Direct Claim” has the meaning set forth in Section 7.3.4.

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Easements” means all easement rights owned or held by the Company in connection with the Gathering System, together with any and all other rights, tenements, easements, appendages, appurtenant rights, privileges, rights-of-way, leases, contracts and agreements related to real property owned or held by the Company and necessary for the operation of the Gathering System.

“Environmental Law” means all applicable Laws and Environmental Permits of or Contracts with any Governmental Authority relating to the pollution (or clean up thereof) or the protection of natural resources, endangered or threatened species, occupational health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata), including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) concerning exposure to, or the management, manufacture, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Constituents of Concerns; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” means all formal or written permits, letters, clearances, consents, waivers, exemption decisions, licenses, registrations, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity in a group of entities that would be treated as a single employer under Sections 414(b), (c) or (m) of the Code or Section 4001(b) of ERISA.

“Effective Time” means April 1, 2013.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.1.

“Excluded Asset Transfer” has the meaning set forth in Section 2.2.

“Excluded Assets” means all of the following assets:

(i) the assets, rights, and properties described on Exhibit E;

(ii) all software of any kind, except software, if any, furnished by the manufacturer of the processing plant that is part of the Assets that is used solely for the operation of the processing plant;

(iii) all accounts payable of the Company or its Affiliates immediately prior to the Effective Time;

(iv) all accounts receivable of the Company or its Affiliates immediately prior to the Effective Time;

(v) all accounts receivable of the Company or its Affiliates as of the Closing Date related to revenue earned from the Effective Time through the Closing Date;

(vi) all claims and causes of action of the Company arising under or with respect to any Contracts that constitute “Excluded Assets” pursuant to this definition (including claims for adjustments or refunds);

(vii) all rights and interests (to the extent attributable to periods of time prior to the Closing Date) (a) under any existing policy or agreement of insurance related to the Company or the Assets or (b) under any existing bond for which Seller or any of its Affiliates (other than the Company) is a surety;

(viii) all claims and causes of action of the Company against any Person (and any counterclaims, defenses or similar rights) to the extent related to any of the “Excluded Assets” pursuant to this definition other than any claims or causes of action (and any counterclaims, defenses or similar rights) arising under or with respect to any Transaction Document;

(ix) all audit rights arising under (a) any Contracts or assets that constitute “Excluded Assets” pursuant to this definition or (b) any other assets that constitute “Excluded Assets” pursuant to this definition;

(x) all Marks owned by the Company or any of its Affiliates other than the unregistered trademarks and logos utilized by the Company to the extent such trademarks or logos do not contain the word “Chesapeake”;

(xi) the litigation described on Schedule 3.7.1;

(xii) the underground storage tanks and related stabilizer located on the Owned Properties;

(xiii) all documents and instruments of Seller or the Company that may be protected by an attorney-client privilege to the extent relating to any other assets that constitute “Excluded Assets”; and

(xiv) any Contracts that constitute master services agreements or similar Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.2 and shall also be deemed to include, for purposes of this Agreement, any and all claims, actions, causes of action, fines, penalties, damages, losses, costs, expenses and other liabilities of any kind whatsoever related to (i) the Enogex Purchase Agreement (as defined in the Assignment and Assumption Agreement) and (ii) any Excluded Asset that is terminated in accordance with Section 2.2.

“G&P Dedicated Net Acres” has the meaning set forth in Section 3.29.

“Fundamental Representations” has the meaning set forth in Section 7.1.1.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Agreement” means a gas gathering and processing agreement among Seller’s Affiliates, Chesapeake Energy Marketing, Inc. (“CEMI”) and Chesapeake Exploration, L.L.C. (“CELLC”), and an Affiliate of Buyer to be executed on and dated as of the Closing Date substantially in the form of Exhibit A attached hereto.

“Gathering System” means the natural gas gathering systems and processing plants which are currently in existence described on Schedule A, including all pipelines, facilities and structures downstream of the receipt point meters, whether above or below ground, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto. Notwithstanding anything to the contrary contained herein, Seller may, by written notice to Buyer, between the date of this Agreement and the Closing, revise Schedule A to give effect to, and more fully describe, related expansions and other construction efforts at any time prior to Closing.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness of another Person.

“Indemnified Party” has the meaning set forth in Section 7.3.1.

“Indemnifying Party” has the meaning set forth in Section 7.3.1.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade names, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing (collectively, “Marks”); (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, patent applications, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“IRS” means Internal Revenue Service of the United States.

“Knowledge” means, as to Seller or Buyer, the actual knowledge of those persons listed on Schedule 1.1 after reasonable inquiry into the relevant matter by those employees of Seller or Buyer, as applicable, on the date hereof that such party reasonably believes would have knowledge or awareness thereof; provided, however that no such person listed on Schedule 1.1 will be deemed to have or charged with implied or constructive knowledge.

“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.

“Lien” means any lien, pledge, charge, claim, condition, equitable interest, option, mortgage, deed of trust, security interest or other encumbrance of any kind.

“Losses” means with respect to any Person, any claims, actions, causes of action, fines, penalties, liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) net of any insurance proceeds actually received by such Person as a result of the event, cause or condition giving rise thereto.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, change or effect that is or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Business, results of operations, operations, ownership, condition (financial or otherwise) of the Assets, or the ability of Seller to consummate the transactions contemplated hereby, but shall exclude any of the following circumstances, changes or effects resulting or arising from, either alone or in combination with any other circumstance, change or effect: (i) any change resulting from the announcement (in accordance with the terms of this Agreement) of this Agreement, including any disruption of customers or supplier relationships resulting therefrom; (ii) conditions affecting the natural gas or natural gas liquids industry generally; (iii) any changes in Tax Law, GAAP, or any other accounting rules and regulations; (iv) any change in general economic conditions in the industries or markets in which the Company operates; or (v) changes in national, regional, state, local or foreign wholesale or retail markets or prices for hydrocarbons or the gathering, transportation, treatment or processing thereof, except in the cases of clauses (ii) through (v), to the extent disproportionately affecting the Company as compared with other Persons or businesses in the natural gas or natural gas liquids industry and then only such disproportionate impact shall be considered.

“Non-Income Tax” means any Tax other than an Income Tax or Transfer Tax.

“Objection Notice” has the meaning set forth in Section 2.3.2(b).

“OFAC” has the meaning set forth in Section 3.21.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Permits” means any approval, authorization, certification, clearance, consent, license, franchise, permit, registration, waiver, variance or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority other than an Environmental Permit.

“Permitted Interim Capital Expenditures” has the meaning set forth in the definition of “Aggregate Capital Expenditures”.

“Permitted Liens” means (a) Liens for Taxes (1) not yet delinquent or (2) being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Balance Sheet in accordance with GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business to the extent related to the Assets and securing payments not yet delinquent or being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Balance Sheet, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title, if any, that do not materially adversely affect the value of the Asset to which such matters relate, do not materially interfere with the ownership, use or operation of such Asset, and do not prevent or prohibit the use of such Asset as currently used or as otherwise necessary for the conduct of the business by the Company relating to the Assets as presently conducted, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the ordinary course of business consistent with past practice, (g) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (h) restrictions on transfer with respect to which consents or waivers either are obtained for this transaction, (i) Liens created by the terms of any Material Contract, and (j) rights vested in or reserved to any Governmental Authority to regulate the Assets, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate Assets.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pre-Signing Capital Expenditures” has the meaning set forth in the definition of “Aggregate Capital Expenditures”.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Processing Dedicated Net Acres” has the meaning set forth in Section 3.29.

“Purchase Price” has the meaning set forth in Section 2.3.1.

“Reasonable Efforts” means commercially reasonable efforts.

“Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Required Consent” means any consent or other approval of a Person required in connection with the direct assignment of the Units or the indirect assignment of any of the Assets, in each case that is effected pursuant to this Agreement; provided, however, “Required Consent” does not include any requirements under the HSR Act.

“Revised Allocation” has the meaning set forth in Section 2.4.

“Rose Valley Fee-Owned Real Property” means the fee-owned real property described as the “Rose Valley Plant surface location” on Schedule 3.24.

“Schedule Supplement” has the meaning set forth in Section 5.10.

“SDN” has the meaning set forth in Section 3.21.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2.2.

“Seller Marks” has the meaning set forth in Section 5.5.

“Seller Party” means Seller and any other Affiliate of Seller that is a party to any Transaction Document.

“Shortfall Amount” means, with respect to any Capex Month, the positive difference, if any, obtained by subtracting (i) the actual capital expenditures incurred by or on behalf of the Company during such Capex Month from (ii) the estimated aggregate amount of capital expenditures attributable to such Capex Month on Schedule 3.14; provided, however, that a Shortfall Amount shall be subject to reduction if and to the extent it is applied pursuant to clause (y) of Section 5.1.2.

“Sinopec” has the meaning set forth in Section 3.30.

“Sinopec Closing” has the meaning set forth in Section 3.30.

“Sinopec PSA” has the meaning set forth in Section 3.30.

“Sinopec Transaction” has the meaning set forth in Section 3.30.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Contest” has the meaning set forth in Section 5.7.6.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes, including any amendments thereto.

“Third Party Claim” has the meaning set forth in Section 7.3.1.

“Transfer Taxes” has the meaning set forth in Section 5.7.1.

“Transition Services Agreement” has the meaning set forth in Section 6.1.6.

“Transaction Documents” means, collectively, this Agreement, the Gathering Agreement, the Transition Services Agreement, the Unit Assignment, the Assignment and Assumption Agreement and the Confidentiality Agreement.

“Unit Assignment” has the meaning set forth in Section 6.1.10.

“Units” has the meaning set forth in the Recitals to this Agreement.

“U.S. Sanctions” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

1.2	Rules of Construction.

1.2.1	All section, schedule and exhibit references used in this Agreement are to sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

1.2.2	If a term is defined as one part of speech (such as a noun), it will have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender will include the feminine and neutral genders and vice versa. The term “includes” or “including” will mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular section or article in which such words appear.

1.2.3	Unless otherwise indicated, with respect to the Company, the terms “ordinary course of business” or “ordinary course” will be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company, other than the operations and business conducted with respect to the Excluded Assets.

1.2.4	The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, will not be applicable to the construction or interpretation of this Agreement.

1.2.5	The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

1.2.6	All references to currency herein will be to, and all payments required hereunder will be paid in, Dollars.

1.2.7	All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP.

2.	PURCHASE AND SALE; CLOSING.

2.1	Sale and Purchase of the Units. At the Closing, upon the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer, deliver and convey to Buyer, free and clear of all Liens other than and restrictions imposed thereon by applicable securities Laws, and Buyer shall purchase, accept and acquire from Seller, free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws, the Units.

2.2	Excluded Assets and Liabilities Transfer; Distribution of Cash; Termination of Insurance Coverage. Prior to the Closing, Seller shall, or Seller shall cause the Company to, (a) terminate the Excluded Assets and/or assign to Seller and/or an Affiliate of Seller (other than the Company) all of the Company’s right, title and interest in and to the Excluded Assets and all liabilities relating thereto pursuant to the form of Assignment and Assumption Agreement attached hereto as Exhibit C (such assignment, the “Excluded Asset Transfer”, such liabilities, the “Excluded Liabilities”), (b) distribute to Seller all cash and cash equivalents owned or held by the Company, and (c) terminate or otherwise eliminate the coverage of the Company under the Insurance Policies or any bonds for which Seller or any of its Affiliates (other than the Company) is a surety.

2.3	Purchase Price; Adjustment for Aggregate Capital Expenditures, Aggregate Operating Expenditures, Aggregate Gathering Fee and Prepaid Amounts.

2.3.1

In consideration for the sale and purchase of the Units contemplated by Section 2.1, at the Closing, Buyer will pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to $299,329,000 plus (a) the estimated Aggregate Capital Expenditures plus (b) the estimated Aggregate Prepaid Amount, in each case as reflected in the Estimated Closing Statement plus (c) the Aggregate Operating Expenditures less (d) the Aggregate Gathering Fee (such sum, the “Purchase Price”), subject to adjustment in accordance with Section 2.3.2. At least three (3) Business Days prior to the Closing Date, Seller will provide Buyer with a written statement (the “Estimated Closing Statement”) of Seller’s good faith estimate of (i) the Aggregate Capital Expenditures, (ii) the Aggregate Prepaid Amount, (iii) the Aggregate Operating Expenditures and (iv) the Aggregate Gathering Fee.

2.3.2	Within ninety (90) days after the Closing Date, Seller will prepare and deliver to Buyer a written statement (the “Closing Statement”) setting forth (i) the actual Aggregate Capital Expenditures and the actual Aggregate Operating Expenditures, together with reasonable supporting detail, invoices and documentation and (ii) the actual Aggregate Prepaid Amount, in each case so as to allow Buyer to confirm the amounts and assets described in the Closing Statement.

(a)	If Buyer agrees in writing with Seller’s determination of the Aggregate Capital Expenditures, the Aggregate Operating Expenditures and Aggregate Prepaid Amount set forth in the Closing Statement, then Buyer and Seller will perform a true-up, as described in Sections 2.3.2(c)-(f) below, no later than thirty (30) days following Buyer’s receipt of the Closing Statement.

(b)

If Buyer does not agree with the Closing Statement for any reason, Buyer must provide to Seller written notice of its objection (the “Objection Notice”) no later than thirty (30) days following receipt of the Closing Statement. Buyer’s Objection Notice will set forth the specific items in dispute, together with reasonable supporting detail to allow Seller to confirm Buyer’s objections to the amounts described in the Closing Statement. Any portion of the Closing Statement not disputed in Buyer’s Objection Notice will be deemed to have been accepted by Buyer. If Buyer fails to deliver an Objection Notice within such 30-day period, then Buyer will be deemed to have accepted Seller’s determination of the Aggregate Capital Expenditures, the Aggregate Operating Expenditures, the Aggregate Prepaid Amount and the Aggregate Gathering Fee as set forth on the Closing Statement. If Buyer submits a timely Objection Notice, the Parties will meet and attempt to resolve the disputed items in the Closing Statement, as described in the Objection Notice. If the Parties are unable to resolve any disputed item in the Closing Statement within thirty (30) days of Buyer’s delivery of the Objection Notice, the Parties will submit any such remaining disputed items to the Accounting Arbitrator who will act as an arbitrator to determine only those items in dispute. Any disputed item in the Objection Notice will neither exceed Seller’s proposed amount for such item as set forth in the Closing Statement, nor be less than Buyer’s proposed amount for such item as set forth in the Objection Notice delivered by Buyer, and the Parties will reasonably cooperate to assist the Accounting

Arbitrator in making its determination by providing necessary documentation and materials. All fees and expenses relating to the work to be performed by the Accounting Arbitrator will be borne equally by the Parties. Within thirty (30) days following submission to the Accounting Arbitrator, the Accounting Arbitrator will prepare and deliver a written determination to the Parties with respect to the Aggregate Capital Expenditures and/or the Aggregate Operating Expenditures and/or Aggregate Prepaid Amount and/or the Aggregate Gathering Fee (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Arbitrator by the Parties), which determination will be final, binding and conclusive on the Parties as to such disputed items. Within five (5) Business Days following receipt of the Accounting Arbitrator’s written determination of the Aggregate Capital Expenditures and/or the Aggregate Operating Expenditures and/or Aggregate Prepaid Amount and/or the Aggregate Gathering Fee, Buyer and Seller will perform a true-up as described in Sections 2.3.2(c)-(f).

(c)	If the aggregate amount of the Aggregate Capital Expenditures (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) is less than the aggregate amount of the Aggregate Capital Expenditures set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Seller will pay to Buyer an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Buyer. If the aggregate amount of the Aggregate Capital Expenditures (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) exceeds the aggregate amount of the Aggregate Capital Expenditures set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Buyer will pay to Seller an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Seller.

(d)

If the aggregate amount of the Aggregate Operating Expenditures (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) is less than the aggregate amount of the Aggregate Operating Expenditures set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Seller will pay to Buyer an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Buyer. If the aggregate amount of the Aggregate Operating Expenditures (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) exceeds the aggregate amount of the Aggregate Operating Expenditures set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Buyer will pay to Seller an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Seller.

(e)	If the Aggregate Prepaid Amount (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) is less than the Aggregate Prepaid Amount set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Seller will pay to Buyer an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Buyer. If the Aggregate Prepaid Amount (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) exceeds the Aggregate Prepaid Amount set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Buyer will pay to Seller an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Seller.

(f)

If the Aggregate Gathering Fee (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) exceeds the Aggregate Gathering Fee set forth in the Estimated Closing Statement delivered by Seller prior to the Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Seller will pay to Buyer an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Buyer. If the Aggregate Gathering Fee (as set forth in the Closing Statement and agreed to by Buyer or as determined by the Accounting Arbitrator, as applicable) is less than the Aggregate Gathering Fee set forth in the Estimated Closing Statement delivered by Seller prior to the

Closing, the Purchase Price will be accordingly adjusted on a dollar-for-dollar basis by the amount of the difference, and Buyer will pay to Seller an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated by Seller.

2.4	Purchase Price Allocation. The purchase price for the Units (as determined for applicable Tax purposes), as adjusted pursuant to Section 2.3.2, represents the amount agreed upon by Buyer and Seller to be the aggregate fair market value of the Units. Such purchase price will be allocated among the Assets for applicable Tax purposes in a manner consistent with Section 1060 of the Code, based upon the relative fair market value of such Assets. Within sixty (60) days after the Closing Date, Buyer will provide to Seller a draft purchase price allocation for Seller’s review. Seller has thirty (30) days after the receipt of the draft allocation to propose any changes to Buyer’s draft. Buyer and Seller will reasonably cooperate to promptly resolve any disputes with respect to the allocation. If the Parties are unable to resolve any disputed item in the allocation within twenty (20) days after Buyer’s receipt of Seller’s proposed changes, the Parties will submit any such remaining disputed items to the Accounting Arbitrator who will act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Accounting Arbitrator, the Accounting Arbitrator will prepare and deliver a written determination to the Parties with respect to the allocation (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Arbitrator by the Parties). The allocation agreed to by the Parties or determined by the Accounting Arbitrator shall become the final allocation (the “Allocation”) and in the event there is an adjustment to the purchase price after the Allocation has been determined, the Allocation will be revised in accordance with the methodology set forth in this Section 2.4 to reflect such adjustments (the “Revised Allocation”). The Allocation or Revised Allocation will be final, binding and conclusive on the Parties as to such disputed items. Seller and Buyer agree to file all information reports and Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the Allocation or Revised Allocation and neither Seller nor Buyer will take any position inconsistent with such allocation on any Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code ; provided however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation or Revised Allocation, as applicable, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation or Revised Allocation, as applicable. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation or Revised Allocation, as applicable.

2.5	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Seller on the later of (i) May 15, 2013, or (ii) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 6, or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”). At the Closing, Seller will execute and deliver to Buyer the documents described in Section 6.1 and Buyer will execute and deliver to Seller the documents described in Section 6.2.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

3.1	Existence and Good Standing. Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of Oklahoma. The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of Oklahoma and each other jurisdiction in which the Company currently conducts business or owns, operates or leases any properties or assets. Schedule 3.1 sets forth each jurisdiction in which the Company is licensed or qualified to do business.

3.2	Authorization; Enforceability. Each Seller Party has the requisite limited liability company or corporate power to execute and deliver each Transaction Document to which it is a party and to perform all obligations to be performed by it thereunder. The Company has the requisite limited liability company power to own or lease the Assets and to conduct its business as it is currently being conducted. The execution and delivery of each Transaction Document to which a Seller Party is a party have been duly and validly authorized and approved by all requisite limited liability company or corporate action on the part of such Seller Party. Each Transaction Document to which any Seller Party is a party constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3	No Conflict; Consents. Except as set forth on Schedule 3.3 or with respect to requirements under the HSR Act, the execution, delivery and performance by each Seller Party under each Transaction Document to which it is a party and the consummation of the transactions contemplated hereunder and thereunder do not and will not:

3.3.1	violate any Law applicable to such Seller Party;

3.3.2	violate any Organizational Document of such Seller Party or the Company; or

3.3.3	(i) require the consent, notice or other action by any Person under any Material Contract, (ii) result in the acceleration of any Material Contract, breach any Material Contract, (iii) result in the termination of any Material Contract, (iv) result in the creation of any Lien under any Material Contract or on the Assets (other than any of the Easements) or the Units other than a Permitted Lien, or (v) constitute an event that, after notice or lapse of time or both, would result in any such breach, consent, notice, action, acceleration, termination or creation of a Lien other than a Permitted Lien on any Asset (other than any of the Easements) or the Units, except, in the case of Section 3.3.1, where such violation would not have a Material Adverse Effect.

3.4	Capitalization; Title to Units.

3.4.1	Seller is the sole member of the Company and owns of record and beneficially all of the Units free and clear of any Liens other than restrictions imposed thereon by applicable securities Laws. The Units represent 100% of the issued and outstanding membership interests in the Company. Upon the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Units free and clear of Liens other than those restrictions imposed thereon by applicable securities Laws.

3.4.2	There are no outstanding preemptive or other outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity securities of the Company. There are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of the Company or requiring the Company to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests. There are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Units. No equity interests of the Company are reserved for issuance.

3.4.3	The Units have been duly authorized, are validly issued and outstanding, fully paid, and nonassessable. None of the equity interests of the Company have been offered, issued, sold, or transferred in violation of any applicable Law or preemptive or similar rights. Neither Seller nor the Company is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its securities under the Securities Act.

3.4.4	The Company does not, directly or indirectly, own any equity or similar interest, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, nor does the Company directly or indirectly participate in any joint venture, partnership or similar arrangement.

3.5	Material Contracts.

3.5.1	Schedule 3.5.1 sets forth all of the following Contracts to which the Company is a party or by which any of the Assets is bound except for any Contract that would constitute an Excluded Asset (the “Material Contracts”):

(a)	relating to Indebtedness of the Company that will not be satisfied or released at Closing;

(b)	granting Liens on any of the Assets that (i) will not be satisfied or released at Closing and (ii) involve amounts in excess of $500,000;

(c)	containing covenants (including covenants not to compete and non-solicitation agreements) that, following the Closing, would reasonably be expected to restrict the ability of the Company or any of its Affiliates, to compete in any business or with any Person or in any geographic area;

(d)	pertaining to the lease of equipment or other personal property involving amounts in excess of $500,000;

(e)	involving a partnership, joint venture or similar arrangement with a third Person;

(f)	providing for payments by the Company in excess of $500,000 during any calendar year during the term thereof;

(g)	providing for the sale, gathering, compression, collection, processing, treating, or transportation of natural gas or other hydrocarbons or services related thereto that individually involve revenues to the Company in excess of $500,000 for the year-to-date period ended on December 31, 2012;

(h)	providing for futures, hedges, swaps, sales, exchanges, purchases, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities;

(i)	between the Company, on the one hand, and an Affiliate of Seller (other than the Company), on the other hand;

(j)	constituting a pipeline interconnect or facility operating agreement with respect to all or any part of the Assets; and

(k)	for which the principal purpose is to provide indemnification.

3.5.2	Except as set forth on Schedule 3.5.2, (a) each of the Material Contracts is in full force and effect and is the legal, valid, binding obligation of the Company and, to the Knowledge of Seller, each other party thereto, and (b) the Company is not in default under any of its Material Contracts, nor, to the Knowledge of Seller, is any other party to any of the Material Contracts in breach of or default thereunder, and to the Knowledge of Seller, no event has occurred, or circumstance exists, that, with the lapse of time or the giving of notice, or both, would constitute a breach or default by the Company or, to the Knowledge of Seller, any other party thereunder. Seller has delivered or made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications, or supplements thereto.

3.6	Intellectual Property. The Company, together with its Affiliates, owns or has the right to use pursuant to a valid and enforceable license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation or use of the Assets as presently conducted (excluding the Excluded Assets and any technology or services currently provided under the ACMP Operating Agreement or currently contemplated to be provided under the Transition Services Agreement), free and clear of all Liens. Any software furnished by the manufacturer of the processing plant that is part of the Assets that is used solely for the operation of the processing plant will be owned by or available for use by the Company immediately subsequent to the Closing on the same terms and conditions as currently owned or used. Neither the Company nor the conduct of the Business as presently conducted interferes with, infringes, misappropriates or violates the Intellectual Property rights of any third party as of the Closing. No third party has asserted in writing against the Company or any of its Affiliates a claim that the Company, the conduct of the Business as presently conducted or the Company’s ownership or use of the Assets is infringing, misappropriating or violating the Intellectual Property rights of such third party, and to the Knowledge of Seller, no third party is infringing, misappropriating or violating the Intellectual Property rights owned by the Company.

3.7	Litigation.

3.7.1	Except as set forth on Schedule 3.7.1, (a) there are no lawsuits, actions, causes of action, proceedings, litigation, or investigations of any nature (each, an “Action” and, collectively, “Actions”) before any Governmental Authority pending, or to the Knowledge of Seller, threatened in writing by any Person against the Company or to which any of the Assets are subject, and (b) there is no order or unsatisfied judgment from any Governmental Authority that would affect the Business. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to or serve as a basis for any Action described in this Section 3.7.1.

3.7.2	There are no Actions before any Governmental Authority pending, or to the Knowledge of Seller, threatened in writing against any Seller Party arising out of or related to such Seller Party’s ability to perform its obligations under any Transaction Document, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon any Seller Party that would reasonably be expected to affect the ability of such Seller Party to perform its obligations under any Transaction Document.

3.8	Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Buyer or the Company will have any responsibility whatsoever.

3.9	Taxes. Except as set forth on Schedule 3.9, (a) all material Non-Income Tax Returns required to be filed by the Company related to the Assets have been filed and all such Tax Returns were correct and complete in all material respects, (b) all Taxes shown as due on such Tax Returns have been paid, except as are being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves in the Balance Sheet in accordance with GAAP, (c) there are no Liens on any of the Assets that arose in connection with any failure to pay any material Non-Income Tax, (d) there is no claim pending, or issued, or raised in writing or adjustment proposed in writing by any Governmental Authority in connection with any material Non-Income Tax related to the Assets, (e) no Non-Income Tax Returns related to the Assets are under audit or examination by any Governmental Authority, (f) there are no Contracts or waivers currently in effect that provide for an extension of time with respect to the filing of any material Non-Income Tax Return related to the Assets or the assessment or collection of any material Non-Income Tax related to the Assets, and (g) no written material claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Non-Income Tax Return related to the Assets that it is or may be subject to Non-Income Tax in that jurisdiction with respect to the Assets. The Company is (and has at all times since its formation been) disregarded as an entity separate from Seller for U.S. federal tax purposes by reason of Treasury Regulations Section 301.7701-3(b)(1)(ii) and has not made an election to be taxed as a corporation.

3.10	Environmental Matters. Except as set forth on Schedule 3.10:

3.10.1	Each of the Company and the Company’s operation of the Assets is in material compliance with all Environmental Laws, which material compliance includes the possession and maintenance of, and material compliance with, all Environmental Permits;

3.10.2	Neither the Company nor any of the Assets is subject to any outstanding order, consent order, judgment or arbitration award from any Governmental Authority under any Environmental Law;

3.10.3	No claim has been made in writing to Seller or the Company alleging that the Assets are or that the Company is in violation of any Environmental Law or that the Company has liability under any Environmental Law;

3.10.4	To the Knowledge of Seller, none of the Company’s real property interests (including soils, surface and ground waters in the vicinity thereof) is contaminated with any Constituents of Concern as a result of the operations of Seller or any of its Affiliates, or to the Knowledge of Seller, by any other Person, that could reasonably be expected to require remedial action or give rise to the Company incurring any material liability or obligation under Environmental Laws; and

3.10.5	Seller has made available to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, engineering studies and environmental studies or assessments in the possession of Seller and related to the Company or the Assets.

3.11	Compliance with Laws; Permits.

3.11.1	The Company is in material compliance with all Laws applicable to the Company and the use, ownership and operation of the Assets. Neither Seller nor the Company has received any notice of or been charged with the violation of any Laws related to the Company or the use, ownership, and operation of the Assets. To the Knowledge of Seller, the Company is not under investigation with respect to the violation of any Laws related to the Company or the use, ownership and operation of the Assets. Notwithstanding the foregoing, this Section 3.11.1 does not apply to any requirements to obtain or maintain Permits, matters related to Taxes, matters relating to Environmental Laws, matters related to certain U.S. Sanctioned Nations, matters related to export compliance, or matters related to the NGA, as it is the Parties’ intent that Sections 3.11.2, 3.9, 3.10, 3.21, 3.22 and 3.23, as applicable, shall cover such matters.

3.11.2	Except as disclosed on Schedule 3.11.2, (a) the Company possesses all Permits necessary and sufficient for it to conduct the Business as of the date hereof, except where the absence of which, singly or in the aggregate, would not be material, and (b) all such Permits are in full force and effect. Notwithstanding the foregoing, this Section 3.11.2 does not apply to any matters relating to Environmental Laws, as it is the Parties’ intent that Section 3.10 shall cover such matters.

3.12	Insurance. Schedule 3.12 identifies all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of the Company as of the date of this Agreement (the “Insurance Policies”). Except as set forth on Schedule 3.12, (a) all premiums due and payable for each of the Insurance Policies have been paid; (b) each of the Insurance Policies is in full force and effect and will continue in full force and effect until Closing, (c) there has been no written notice of any cancellation or any threatened cancellation of any of the Insurance Policies; and (d) the Company is a named insured or loss payee, as applicable, under each of the Insurance Policies.

3.13	Matters Related to Assets.

3.13.1	The Company owns good and defensible title to the Assets, free and clear of all Liens other than Permitted Liens.

3.13.2	Except as set forth on Schedule 3.13.2, the Assets are (a) in good condition and repair (subject to normal wear and tear), and (b) sufficient to permit Buyer to conduct the business related to the operation of the Assets on the date immediately following the Closing Date as currently conducted by the Company on the date immediately prior to the Closing Date.

3.13.3	The Gathering System has been constructed, owned, maintained and operated in a good and workmanlike manner in accordance with customary practices in the oil and gas industry in all material respects. Except with respect to those portions of the Gathering System that are still under construction and have not yet been placed into service, the Gathering System has been in continuous operation since placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion or other non-extraordinary events.

3.14	Capital Expenditures and Current Capital Commitments. Schedule 3.14 sets forth (i) a description of all capital expenditures that Seller, as of the date of this Agreement, estimates constitute Pre-Signing Capital Expenditures and (ii) a description of all expenditures, authorizations for expenditures or other commitments to incur capital expenditures that Seller, as of the date of this Agreement, estimates will constitute Permitted Interim Capital Expenditures.

3.15	Easements. With respect to each Easement owned or held by the Company, each such Easement is valid and the Company is not in breach of or default under any such Easement in any material respect, and to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Easement. Except as set forth on Schedule 3.15, there are no material gaps in the Easements on which the Gathering System is located. Except with respect to requirements under the

HSR Act, the execution, delivery and performance by each Seller Party under each Transaction Document to which it is a party and the consummation of the transactions contemplated hereunder and thereunder do not and will not result in the creation of any Lien under any Easements other than a Permitted Lien, or constitute an event that, after notice or lapse of time or both, would result in any such breach, consent, notice, action, acceleration, termination or creation of a Lien other than a Permitted Lien on any Easements.

3.16	Preferential Rights; Consents. Except as set forth on Schedule 3.16, the transactions contemplated by this Agreement will not trigger any preferential rights to purchase the Assets and there are no Required Consents that are applicable to the transactions contemplated hereby.

3.17	Financial Statements.

3.17.1	Schedule 3.17.1 sets forth a true and complete copy of the unaudited pro forma balance sheet of the Company at March 31, 2013 (the “Balance Sheet”).

3.17.2	The Balance Sheet was prepared in accordance with GAAP (except that the Balance Sheet does not contain all footnotes required under GAAP and is subject to customary quarter-end adjustments). The Balance Sheet fairly presents, in all material respects, the pro forma assets and liabilities of the Company at March 31, 2013, subject to customary quarter-end adjustments and the absence of certain footnote disclosures.

3.17.3	Since March 31, 2013, the Company has not: (a) transferred any of its Assets having a value in excess of One Hundred Thousand Dollars ($100,000) except in connection with the Excluded Asset Transfer; (b) waived, released, canceled, settled or compromised any debt, demand, claim, Action or right having a value in excess of One Hundred Thousand Dollars ($100,000), in each case except in the ordinary course of business or in connection with the Excluded Asset Transfer; (c) changed any financial accounting method or practice in a way that would adversely affect the Business or the Company except as required by GAAP; (d) failed to maintain its limited liability company existence or consolidated with any other Person or acquired all or substantially all of the assets of any other Person; (e) issued or sold any equity interests in itself; (f) liquidated, dissolved, recapitalized, reorganized or otherwise wound up the Business; (g) purchased any securities of any Person; or (h) agreed or committed to do any of the foregoing.

3.18	No Undisclosed Liabilities. The Company has no liabilities of any nature except (a) liabilities that are accrued or reserved against in the Balance Sheet, (b) liabilities that were incurred in the ordinary course of business since March 31, 2013, (c) liabilities that are set forth in Schedule 3.18, (d) the Excluded Liabilities or (e) any Aggregate Capital Expenditures or Aggregate Operating Expenditures that have been incurred from and after April 1, 2013.

3.19	Employment and Employee Benefit Matters.

3.19.1	The Company currently does not have and has not during any prior period had any employees or independent contractors. The Company is not a party to any collective bargaining agreement or other labor union contract.

3.19.2	The Company does not sponsor, maintain or contribute to any Benefit Plan, or have any obligation or liability with respect to any Benefit Plan. With respect to the Benefit Plans of Seller and its ERISA Affiliates, no event has occurred and there exists no condition or set of circumstances in connection with which Buyer or any Affiliate of Buyer could be subject to any liability or obligation under the terms of, or with respect to, such Benefit Plans, or under ERISA, the Code or any other applicable Law. There does not now exist, nor do any circumstances exist that could result in, any incentive plan liability of Seller or any Affiliate of Seller, including the Company, that would be or become a liability of Company following the Closing.

3.19.3	Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, and has not sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

3.20	Books and Records. The minute books of the Company contain complete and correct records of all meetings and other corporate or other organizational actions held or taken by the Company’s respective stockholders (or equivalents) and boards of directors (or equivalents), including committees of their respective boards of directors or managers (or equivalents).

3.21	Sanctions-Related Matters. Neither Seller nor the Company (a) has any operations in Cuba, Iran, Sudan, North Korea, Myanmar or Syria (the “Certain U.S. Sanctioned Nations”) that are prohibited by the Office of Foreign Assets Control (“OFAC”) if performed by a U.S. Person, (b) has any sales to, or other business dealings with, directly or to the Knowledge of Seller, indirectly, with Persons in Certain U.S. Sanctioned Nations or with any designated Person targeted by U.S. Sanctions (including any Person named on OFAC’s List of Specially Designated Nationals and Blocked Persons (“SDN”), and any Person in which an SDN owns more than fifty percent (50%) of such Person’s outstanding equity interests), or (c) engages in transactions that are otherwise in violation of applicable U.S. Sanctions. In addition, the Company does not engage in transactions that are sanctionable under the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act, as well as related Executive Orders and implementing regulations. Since January 1, 2010, neither Seller nor the Company has violated any applicable Laws relating to corruption, bribery, kickbacks, or similar unlawful payments and to the Knowledge of Seller, neither Seller nor the Company is presently the target of, has not received any notice concerning, and is not otherwise involved in any other government investigation involving alleged non-compliance with any other Laws relating to anti-corruption matters.

3.22	Export Compliance. The Company has not taken any action in violation of any applicable export control Laws, including without limitation the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), Section 3 of the Natural Gas Act of 1938 (15 U.S.C. Section 717, et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999) or any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations or any applicable non-U.S. Laws of a similar nature.

3.23	Gas Regulatory Matters. The Company is not a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and, during the Company’s period of ownership of the Gathering System, the Gathering System has never been used in a manner that would require certification under the NGA or subject the Gathering System to the jurisdiction of the Federal Energy Regulatory Commission. The Company does not provide transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.

3.24	Owned Properties. Schedule 3.24 sets forth a complete list of all real property and interests in real property owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”). None of the improvements located on the Owned Properties constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Law. There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Owned Property or any part thereof, and none of the Company or Seller has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

3.25	Transactions with Affiliates. Except as set forth on Schedule 3.25, the Company is not owed any amount from, does not owe any amount to, does not guarantee any amount owed by, does not have any Contracts with and does not have any commitments to any Affiliate of Seller or the Company or any of their directors, managers, officers or employees.

3.26	Bank Accounts. Schedule 3.26 sets forth a list of all bank accounts the Company maintains and lists the Persons who are authorized to sign for or draw upon such accounts (the “Bank Accounts”).

3.27	Gas Production Forecasts. With respect to any factual, non-interpretive data and information (excluding interpretive data, projects and estimates) that Seller and its Affiliates utilized in preparing gas production forecasts that were (i) related to oil and gas interests owned by the Seller and its Affiliates covering lands located in the Dedicated Area and (ii) delivered to Buyer by Seller or its Affiliates prior to April 30, 2013, such factual, non-interpretive data and information was, to the Knowledge of Seller, true and correct in all material respects.

3.28	Throughput Data. Attached hereto as Schedule 3.28 are historical throughput data and information for the calendar year 2012 and for the three months ended March 31, 2013, relating to the Business. To the Knowledge of Seller, such throughput data and information are accurate and complete in all material respects with respect to the information for each applicable period, without representations as to any specific monthly volume. To the Knowledge of Seller, subsequent to March 31, 2013, there have been no material adverse changes in the volumes of natural gas gathered and transported by the Company.

3.29	Dedicated Acreage. As of the Closing, Seller and its Affiliates shall own not less than either (i) if the Sinopec Transaction has not closed as of the Closing, 517,904 Net Acres, which ownership shall be subject to reduction upon the closing of the Sinopec Transaction or (ii) if the Sinopec Transaction has closed as of the Closing, 258,952 Net Acres. The number of Net Acres owned by Seller and its Affiliates as of April 25, 2013 was not less than 517,904 Net Acres. As of the date of this Agreement, the leases covering lands located within the Dedicated Area in which Seller and its Affiliates own an interest (a) cover lands that are located in the sections, townships and ranges set forth on Schedule 3.29, which Schedule 3.29 identifies (x) the portion of such lands that shall be subject to a gathering and processing dedication under and to the extent provided in the Gathering Agreement following the execution thereof by the parties thereto (the “G&P Dedicated Net Acres”) and (y) the portion of such lands that shall be subject to a processing dedication only under and to the extent provided in the Gathering Agreement following the execution thereof by the parties thereto (the “Processing Dedicated Net Acres”) and (b) have terms sufficient to accommodate the drilling program described in Section 3.30 in all material respects. As of the Closing, (A) the G&P Dedicated Acres shall not be subject to any previous dedication other than the processing rights dedicated to Atlas Pipeline Mid-Continent WestOk, LLC (“Atlas”), and (b) the Processing Dedicated Acres shall not be subject to any previous dedication other than the gathering dedication to Access Midstream Partners, L.P. The agreement granting to Atlas a dedication of processing rights with respect to any of the G&P Dedicated Net Acres (the “Atlas Processing Rights”) may be terminated by Seller or one of its Affiliates effective on the first day of the first calendar month that occurs thirty days after Atlas’s receipt of a termination notice from Seller or one of its Affiliates that is delivered pursuant to such agreement.

3.30	Sinopec JV. The transactions contemplated in the purchase and sale agreement dated February 22, 2013 (the “Sinopec PSA”) between CELLC and Sinopec International Petroleum Exploration and Production Corporation (“Sinopec”) announced on February 25, 2013 (the “Sinopec Transaction”) remains in full force and effect pursuant to the terms and conditions set forth in such announcement. The closing of the Sinopec Transaction contemplated by the Sinopec PSA (the “Sinopec Closing”) is subject to the approval of Sinopec entering into the Sinopec Transaction by The National Development and Reform Commission. Upon the Sinopec Closing, the Sinopec Transaction will provide budgeted capital by the parties for a drilling program sufficient to support a multi-year drilling commitment. The Sinopec Transaction has been approved by the board of directors of Chesapeake Energy Corporation, the parent company of CELLC, in accordance with the terms and conditions contemplated by the Sinopec PSA.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

4.1	Existence and Good Standing. Buyer is a limited partnership, duly formed, validly existing and in good standing under the Laws of Oklahoma.

4.2	Authorization; Enforceability. Each Buyer Party has the requisite partnership power and authority to execute and deliver each Transaction Document to which it is a party and to perform all obligations to be performed by it thereunder. The execution and delivery of each Transaction Document to which a Buyer Party is a party have been duly and validly authorized and approved by all requisite partnership action on the part of such Buyer Party. Each Transaction Document to which any Buyer Party is a party constitutes a valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3	No Conflict; Consents. Neither the execution nor the performance of any Transaction Document by any Buyer Party does or will:

4.3.1	violate any Law applicable to such Buyer Party or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority (other than as required by the HSR Act);

4.3.2	violate any Organizational Document of such Buyer Party; or

4.3.3	require any filing with or permit, consent or approval of, or the giving of any notice to, any Person (other than as required by the HSR Act), except, in the case of Section 4.3.1, where such violation would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

4.4	Litigation. There are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Buyer, threatened in writing against any Buyer Party arising out of or related to such Buyer Party’s ability to perform its obligations under any Transaction Document, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon any Buyer Party that would reasonably be expected to affect the ability of such Buyer Party to perform its obligations under any Transaction Document.

4.5	Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Seller will have any responsibility whatsoever.

4.6	Investment Purpose. Buyer is acquiring the Units hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Buyer agrees that the Units it is acquiring hereunder may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding such Units for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.7	Reliance. Prior to executing this Agreement, Buyer has been afforded an opportunity to (a) examine and evaluate the Assets and the Company and such materials as it has requested to be provided to it by Seller or the Company, (b) discuss with Representatives of Seller and the Company such materials and the nature and operation of the Assets and the Company and (c) investigate the condition of the Assets. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Units, Business and the Assets and the advice of its own Representatives and not on any comments or statements of any Representatives of Seller.

4.8	Sanction-Related Matters. Neither Buyer nor any of its Affiliates (a) has any operations in Certain U.S. Sanctioned Nations that are prohibited by OFAC or would be prohibited by OFAC if performed by a U.S. Person (b) has any sales to, or other business dealings with, directly or to the Knowledge of Buyer, indirectly, with Persons in Certain U.S. Sanctioned Nations or with any designated Person targeted by U.S. Sanctions (including any Person named on OFAC’s List of SDN and any Person in which an SDN owns more than fifty percent (50%) of such

Person’s outstanding equity interests), or (c) engages in transactions that are otherwise in violation of applicable U.S. Sanctions. In addition, neither Buyer nor any of its Affiliates engages in transactions that are sanctionable under the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act, as well as related Executive Orders and implementing regulations.

4.9	Export Compliance. Neither Buyer nor any of its Affiliates has taken any action in violation of any applicable export control Laws, including without limitation The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), Section 3 of the Natural Gas Act of 1938 (15 U.S.C. Section 717, et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999) or any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations or any applicable non-U.S. Laws of a similar nature.

5.	COVENANTS.

5.1	Operation of the Company and the Business.

5.1.1	From the date of this Agreement through the Closing, except as (a) otherwise provided in this Agreement, (b) required by applicable Law, (c) set forth on Schedule 5.1.1 or (d) consented to in writing by Buyer, Seller shall (1) cause the Company to operate its business in the ordinary course of business, and (2) not transfer or dispose of any of the Units or agree in writing or otherwise to do so.

5.1.2

Until the Closing and notwithstanding anything to the contrary contained herein but subject to the remainder of this Section 5.1.2, the Company, or Seller on behalf of the Company, may pay or incur Permitted Interim Capital Expenditures. Without first obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and Seller shall cause the Company not to, (i) pay or incur any liability for any capital expenditures that do not constitute Permitted Interim Capital Expenditures or (ii) in any month beginning with May 2013 until the month in which the Closing occurs, pay or incur any liability for any capital expenditures attributable to such month that do constitute Permitted Interim Capital Expenditures if, after giving effect to such payment or incurrence, the amount of capital expenditures paid or incurred by or on behalf of the Company during such month would exceed by more than ten percent (10%) an amount equal to (x) the estimated aggregate amount of capital expenditures attributable to such Capex Month on Schedule 3.14 plus (y) the sum of all Shortfall Amounts applicable to previous Capex Months. Notwithstanding the terms of this

Section 5.1.2, any payments made, or committed to be made, by the Company to any Affiliate for capital expenditures will not be Permitted Interim Capital Expenditures unless such payments are or will be made on terms no more favorable to such Affiliate than would apply if such payments or commitments were made to an independent third party.

5.1.3	Notwithstanding the terms of Section 5.1.2, the Company may, and the Seller may cause the Company to, incur or pay capital expenditures to repair the Assets as a result of a Casualty, an emergency related to the Assets, or to maintain the Assets in the ordinary course of business; provided, however, if any such capital expenditures are paid, or committed to be paid, to an Affiliate of the Company, such payments or commitments to pay shall be made on terms no more favorable to such Affiliate than would apply if such payments or commitments were made to an independent third party.

5.1.4	Without limiting the generality or effect of Section 5.1.1, Section 5.1.2 or Section 5.1.3, prior to the Closing, except as (a) otherwise expressly provided by this Agreement, (b) required by applicable Law, (c) set forth on Schedule 5.1.1, or (d) contemplated in Section 2.2, without the prior written consent of Buyer, Seller shall cause the Company not to:

(a)	issue or sell any Units, notes, bonds or other equity interests or securities (or any option, warrant, or other right to acquire the same) of the Company;

(b)	amend its Organizational Documents;

(c)	liquidate, dissolve, recapitalize, or otherwise wind up the business of the Company;

(d)	change its financial accounting methods, policies, or practices, except as required by GAAP or applicable Laws;

(e)	create or assume any Lien that encumbers any equity securities of the Company or any of the Assets, other than Permitted Liens, customary Liens contained in or arising under any Material Contract with respect to amounts not yet delinquent, and statutory Liens for amounts not yet delinquent;

(f)	adopt any profit sharing, compensation, savings, insurance, pension, retirement, or other benefit plan or otherwise hire any employees;

(g)	sell, assign, transfer, lease or otherwise dispose of any Assets owned by the Company other than in the ordinary course of business, in connection with the Excluded Asset Transfer, pursuant to the terms of a Material Contract or personal property owned by the Company that will be replaced with equivalent property prior to Closing;

(h)	merge or consolidate with, purchase substantially all of the assets or business of or equity interests in, or make an investment in, any Person (other than extensions of credit to customers in the ordinary course of business);

(i)	except for Indebtedness that will be fully satisfied and released at Closing, create, incur, assume, guarantee or otherwise become liable or responsible with respect to any Indebtedness;

(j)	declare or pay any non-cash dividend on, or make any other non-cash distribution or payment in kind to, on behalf of, or for the benefit or account of, Seller or any of Seller’s Affiliates;

(k)	settle, waive, or compromise any Proceeding in a manner that would adversely affect in any material respect the ownership, operation, or use of the Assets;

(l)	except in the ordinary course of business, enter into any Contract that would have been required to be listed on Schedule 3.5.1 amend, modify, terminate, renegotiate or, except as required by its terms, renew, in each case, in any material respect, any Material Contract;

(m)	except as required by Law, change any material election with respect to Taxes if such change would adversely affect the Company after the Closing Date; or

(n)	agree, whether in writing or otherwise, to do any of the foregoing.

5.2	Access. From the date of this Agreement through the Closing, Seller will cause the Company to afford to Buyer and its authorized Representatives and the Debt Financing Source Parties and their Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate management and employees of Company or its Affiliates related to the Company or the Assets, and will furnish such authorized Representatives and the Debt Financing Source Parties and their Representatives with all financial and operating data and other information concerning the Company or the Assets, including all files and documents concerning title to the Units or Assets, as Buyer and such Representatives and the Debt Financing Source Parties and their Representatives may reasonably request; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and any such Debt Financing Source Parties shall have executed a non-disclosure agreement with Buyer or one of its Affiliates prior to any such disclosure. In connection with conducting its inspection, Buyer shall be entitled to perform an environmental investigation, but it shall be limited to conducting one or more Phase I Environmental Site Assessments in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05). Seller will have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer will not conduct any boring, drilling, testing or other on-site sampling activities on or with respect to any of the Properties without the Seller’s prior written consent. Buyer hereby indemnifies and holds harmless, releases and agrees to defend the Seller Indemnified Parties from and against any and all Losses to the extent arising from Buyer’s inspection of the Assets, including any environmental investigation, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF THE SELLER INDEMNIFIED PARTIES AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY. Additionally, Buyer will hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

5.3	Third Party Approvals. Each of Buyer and Seller will (and will each cause their respective Affiliates to) use Reasonable Efforts to obtain all of the consents, approvals and waivers contemplated in Schedules 3.3 and 3.16; provided, however, no Party shall be required to pay any consideration therefor to any third Person from whom consent or approval is requested.

5.4	Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller will, and will cause their respective Affiliates to (a) make or cause to be made the filings required of such Party or any of its Affiliates (and, in the case of Seller and any of its respective Affiliates) under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (b) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (c) use Reasonable Efforts to cause the expiration or termination of the notice or waiting periods under the HSR Act and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with Governmental Authorities relating to such filings, including, subject to applicable Law, permitting the other Party to review in advance any proposed written communication between it and any Governmental Authority, (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, and (g) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings or the transactions contemplated by this Agreement, it will give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion. Notwithstanding anything contained herein to the contrary, none of Buyer, Seller or any of their respective Affiliates shall have any obligation to hold separate or divest any of their respective properties or assets, defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby, or expend a material amount of funds, in each case in connection with compliance with this Section 5.4.

5.5

Seller Marks. Buyer will not obtain, and from and after the Closing, the Company will not own any right, title, interest, license or any other right whatsoever to use the words “Chesapeake” or any Marks containing or comprising the foregoing, or any Marks that would result in a likelihood of confusion with, or constitute dilution of, any Marks of Seller and/or its Affiliates (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it will (a) cause the Company to cease using the Seller Marks in any manner, except for such limited uses as cannot be promptly terminated (e.g., signage), and to cease such limited usage of the Seller Marks as promptly as reasonably possible after the Closing and in any event within 120 days following the Closing Date, and (b) remove, strike over or otherwise obliterate all Seller Marks from all Assets and all other materials owned, possessed or used by the Company or its Affiliates, except (i) those Assets that the general public does not see (i.e., marks on a pipeline where there is no public access) and (ii) for such limited uses as cannot be promptly removed, struck or otherwise obliterated (e.g., signage), and to remove, strike or otherwise obliterate such Seller Marks as promptly as reasonably possible after the Closing and in any event within 120 days following the Closing Date. Buyer shall not modify the appearance of any Seller Marks (except to remove, strike over or otherwise obliterate the Seller Marks as contemplated above) and shall maintain standards of quality with respect to any services provided or sold in connection with the limited uses permitted under this Section 5.5 that meet or exceed the quality of the corresponding services of Seller and its Affiliates prior to the Closing and shall cooperate with Seller and its Affiliates, as applicable, in facilitating their respective control thereof. Seller and its Affiliates (excluding the Company), as applicable, reserve all rights with respect to the Seller Marks. Buyer acknowledges and agrees that ownership of the Seller Marks, and all goodwill associated therewith, shall belong exclusively to, and all use of the Seller Marks hereunder shall inure solely to the benefit of, Seller and its Affiliates (excluding the Company), as applicable. The Parties agree, because damages would be an inadequate remedy, that Seller will be entitled to seek, without posting of any bond, without proof of actual damages and without an obligation to prove irreparable harm, specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity and the Parties will not object to any such specific performance or injunctive relief. This covenant will survive indefinitely without limitation as to time.

5.6	Books and Records; Access. From and after the Closing:

5.6.1	Seller and its respective Affiliates may retain a copy of any or all of the data room materials and other books and records relating to the Company or the Assets and attributable to a period of time prior to the Closing. Buyer will preserve and keep a copy of all books and records of Seller that relate to the Company or the use or ownership of Assets on or prior to the Closing in Buyer’s possession for a period of at least two (2) years after the Closing Date.

5.6.2	Each Party will have the right, at its sole expense during normal business hours and upon no less than seventy-two (72) hours advance written notice, to reasonably examine the other Party’s applicable books and records in connection with matters relating to the Company or the Assets on or before the Closing Date and any disputes relating to this Agreement.

5.7	Liability for Taxes and Responsibility for Tax Returns.

5.7.1	Buyer and Seller will each be responsible for fifty percent (50%) of any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (“Transfer Taxes”). Liability for Non-Income Taxes for any Tax period that includes but does not end on the Effective Time will be apportioned between Buyer and Seller on a ratable daily basis, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced, transported or sold, as applicable, prior to the Effective Time and including and after the Effective Time. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ANY SALES, USE OR SIMILAR TAXES INCLUDED IN AGGREGATE CAPITAL EXPENDITURES, AGGREGATE PREPAID AMOUNT OR AGGREGATE OPERATING EXPENDITURES SHALL BE INCLUDED IN THE DETERMINATION OF PURCHASE PRICE PAID BY BUYER AND NOT SUBJECT TO ALLOCATION.

5.7.2	Seller shall file or cause to be filed all Non-Income Tax Returns required to be filed with respect to the Assets due on or before the Closing Date. Provided the Closing occurs, Buyer shall reimburse Seller for its allocable portion of the Non-Income Taxes paid by Seller within ten (10) Business Days of receipt of notice from Seller of the amount due.

5.7.3	Buyer shall file or cause to be filed all Non-Income Tax Returns with respect to the Assets due after the Closing Date. If Seller is responsible for any portion of the Taxes related to a Tax Return filed by Buyer pursuant to this Section 5.7.3, Buyer shall prepare and deliver to Seller a copy of such return and any schedules, work papers and other documentation relevant to the preparation of such Tax Return not later than ten (10) Business Days before the date on which the Tax Return is due to be filed (taking into account any valid extensions). Buyer shall not file such return or cause such return to be filed until the earlier of either the receipt of written notice from Seller indicating Seller’s approval (such approval shall not be unreasonably withheld), or the due date for such return. If Seller disputes any item on such Tax Return, it shall notify Buyer of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Arbitrator.

5.7.4	Except to the extent required by applicable Law, for so long as Seller has an indemnity obligation for Taxes hereunder, neither Buyer nor any of its Affiliates may amend any Tax Return relating to the Assets with respect to any period or portion thereof prior to the Closing Date without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned).

5.7.5	Buyer agrees to pay to Seller any refund (net of all applicable expenses) received after the Closing Date by Buyer or its Affiliates, without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), for any Non-Income Taxes with respect to the Assets for a period or portion thereof ending prior to or on the Effective Time.

5.7.6	If any Third Party Claim relates to Taxes (a “Tax Contest”) for which the Seller is responsible, in whole or in part, pursuant to Section 5.7, the Seller shall conduct and control the defense and settlement of such Tax Contest.

5.8	Cooperation. In connection with the preparation of Tax Returns directly related to the Assets, audit examinations directly related to the Units or the Assets, and any administrative or judicial proceedings regarding Tax liabilities that are imposed on Seller and directly relate to the Units or the Assets, Buyer and Seller will cooperate fully with each other, including, without limitation, with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of such audit examinations or the defense of claims by Governmental Authorities as to the imposition of such Taxes.

5.9	Information; Data; Facilities.

5.9.1	At or promptly after the Closing, Seller will furnish to Buyer all digital files and related information for mapping and modeling the Gathering System.

5.9.2	At or promptly after the Closing, Seller will furnish to Buyer all files and information and data used by the Company in preparing applications for, and demonstrating compliance with, environmental and similar permits used or obtained by the Company in connection with the operation of the Assets.

5.10	Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller will have the right (but not the obligation) to supplement or amend the Disclosure Schedules to reflect any changes or circumstances of which Seller did not have actual knowledge on the execution and delivery of this Agreement (each a “Schedule Supplement”), and each such Schedule Supplement will be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, Buyer shall have the right to terminate this Agreement within five (5) Business Days following the date on which any such Schedule Supplement is made if such amendment is material in any respect.

5.11	Further Assurances. Each Party, at the other Party’s request and without further consideration, will use Reasonable Efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Laws, including obtaining any necessary consents or approvals from, or making any necessary filings with, any domestic or foreign regulatory agencies, and to execute, acknowledge and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

5.12	Notifications. Between the date of this Agreement and the Closing Date, Buyer will notify Seller promptly after the discovery by Buyer of any facts or circumstances that causes or would cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect on the Closing Date. In addition, Buyer will notify Seller of the discovery by Buyer of any facts or circumstances that causes or would cause any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect on the Closing Date.

5.13	ACMP Operating Agreement. Seller will cause the ACMP Operating Agreement to be terminated immediately prior to the Closing.

5.14	No Shop.

5.14.1	Except in connection with the Excluded Assets, Seller shall not, shall cause the Company and their respective Representatives not to, and shall not permit the Affiliates and Representatives of Seller or the Company to directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired company or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of the Assets or Units other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Business, operations or Assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

5.14.2	Seller shall (and Seller shall cause its Representatives and shall cause the Company and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Seller agrees not to (and agrees to cause the Company not to) release any third Person from the confidentiality and standstill provisions of any agreement to which the Company is a party to the extent related to the Assets.

5.14.3	Notwithstanding anything to the contrary contained herein, this Section 5.14 shall not restrict Seller of any of its Affiliates from pursuing or consummating any transaction with respect to any of the Excluded Assets.

5.15	Indebtedness. Notwithstanding anything in this Agreement to the contrary, at or prior to Closing: (a) Seller shall pay all amounts owed by Seller or the Company to any third Person who provides services to Seller or the Company in connection with the transactions contemplated by this Agreement; (b) Seller shall cause all Indebtedness of the Company, including any intercompany Indebtedness and intercompany accounts payable, to be paid in full or otherwise fully satisfied and discharged as of the Closing Date; (c) Seller shall deliver payoff letters to Buyer for all Indebtedness of the Company that is satisfied and discharged between the date of this Agreement and the Closing Date; and (d) Seller shall deliver to Buyer releases of all Liens (other than Permitted Liens) on the Assets of the Company and evidence satisfactory to Buyer that all guarantees of the Company have been released.

5.16	Assistance with Buyer Financing and Securities Filings. Upon Buyer’s request (and at Buyer’s sole cost and expense):

5.16.1	Seller shall, and shall cause its Representatives and Affiliates and the Company to, use commercially reasonable efforts to provide such cooperation as is reasonably requested by Buyer in connection with the arrangement of any debt or equity financing entered into by Buyer in connection with the Closing and the transactions contemplated by this Agreement (the “Buyer Financing”).

5.16.2	Seller shall, and shall cause its Representatives and Affiliates and the Company to, use commercially reasonable efforts to furnish to Buyer such information in Seller’s or the Company’s possession or control in connection with the Business as is reasonably necessary for the preparation and filing of any filings Buyer is required to make with the Securities and Exchange Commission under Laws or in connection with the Buyer Financing.

Notwithstanding the foregoing, nothing contained in this Agreement, including this Section 5.16 shall require, or be construed as requiring, any of Seller, Seller’s Affiliates or any of their respective Representatives to (i) participate in road shows or similar presentations or arrangements, (ii) develop, prepare or deliver any new data, materials, documents or other information or (iii) undertake any indemnity or similar obligations that expand or otherwise affect the indemnity obligations contained in this Agreement or the other Transaction Document.

5.17	Bank Accounts. Prior to Closing, Seller shall cause the Company to close the Bank Accounts.

5.18	Connection Agreement Event.

5.18.1	If, prior to the Closing, Buyer has received evidence, in form and substance reasonably satisfactory to Buyer, that a connection agreement has been executed by Access Midstream Partners, L.P. and/or its Affiliates (“Access”) relating to the connection of the Gathering System to Access’s adjacent gathering system(s), then no Connection Agreement Event shall be deemed to occur and, upon Seller’s request, Buyer shall execute a document acknowledging that no Connection Agreement Event has occurred. If, however, Buyer has not received such evidence, then a Connection Agreement Event shall be deemed to occur for purposes of this Agreement.

5.18.2

If a Connection Agreement Event is deemed to occur pursuant to Section 5.18.1, then, if at any time within six months following the Closing Date, Buyer receives evidence, in form and substance reasonably satisfactory to Buyer, that a connection agreement has been executed by Access relating to the connection of the Gathering System to Access’s adjacent gathering system(s), such Connection Agreement Event shall be deemed to terminate effective upon such receipt for purposes of this Agreement, and, upon Seller’s request, Buyer shall execute a document acknowledging that such Connection Agreement Event has terminated. For purposes of clarity, Buyer shall in good faith exercise its approval rights with respect to any connection agreement provided to it pursuant to this Section 5.18 and, without limitation of the foregoing, Buyer shall not unreasonably withhold, condition or delay such approval.

5.19	Atlas Processing Rights. No later than five days after the start-up of the Rose Valley I Plant (as defined in the Gathering Agreement), Seller shall provide, or cause to provided, to Atlas notice terminating the agreement granting to Atlas the Atlas Processing Rights.

6.	CONDITIONS TO CLOSING.

6.1	Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

6.1.1	Representations, Warranties and Covenants of Seller. (i) Each of the representations and warranties of Seller made in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, except those representations and warranties that address matters only as of a specified date, which will be true and correct as of that specified date), except where the breach of a representation or warranty (individually or when aggregated with other breaches of representations and warranties) would not reasonably be expected to have a Material Adverse Effect on or after the Closing Date; (ii) Seller will have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing, except where the failure to perform or comply would not reasonably be expected to have a Material Adverse Effect on or after the Closing Date; and (iii) Seller will have delivered to Buyer a certificate executed by a duly authorized officer, dated as of the Closing Date, certifying that the conditions specified in this Section 6.1.1 have been fulfilled;

6.1.2	Third Party Consents; Governmental Approvals. All material consents, approvals or waivers, if any, set forth on Schedule 6.1.2 or otherwise required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement have been received. Any applicable waiting period under the HSR Act will have expired or been terminated and all of the material consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Buyer to consummate the transactions contemplated by this Agreement will have been obtained;

6.1.3	No Order. No order will be in effect that will prohibit or restrict the consummation of the Closing;

6.1.4	No Consents. Each of the preferential rights to purchase the Assets that are identified on Schedule 3.16 shall have been waived, consented to or the time to exercise such rights shall have expired following proper notice (without the exercise of such preferential right);

6.1.5	No Material Adverse Effect. Since March 31, 2013, there has not been a Material Adverse Effect;

6.1.6	Transition Services Agreement. Seller will have delivered to Buyer an executed counterpart of the Transition Services Agreement, dated as of the Closing Date, substantially in the form of Exhibit B attached hereto (the “Transition Services Agreement”);

6.1.7	Sinopec Transaction. Buyer shall have received evidence that the Sinopec Closing has occurred;

6.1.8	Sinopec Gathering Agreement. Buyer shall have received evidence that Sinopec and/or any of its Affiliates that owns an interest in oil and gas leases covering lands located within the area of dedication covered by the Gathering Agreement has executed a counterpart to a gathering agreement that includes such area of dedication and contains terms and conditions that, taken as a whole, are not materially less favorable than the terms and conditions applicable to CEMI’s and CELLC’s counterparty to the Gathering Agreement;

6.1.9	Gathering Agreement. Seller will have caused each of CEMI and CELLC to deliver an executed counterpart of the Gathering Agreement to Buyer;

6.1.10	Unit Assignment. Seller will have delivered to Buyer an executed counterpart of a Unit Assignment, dated as of the Closing Date, substantially in the form of Exhibit D attached hereto (the “Unit Assignment”);

6.1.11	Tax Certificate. A certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Chesapeake Operating, Inc. an Oklahoma corporation, and the owner, for U.S. federal income tax purposes, of all of the outstanding equity of Seller, a disregarded entity for U.S. federal income tax purposes, is neither a foreign person nor a disregarded entity for U.S. federal income tax purposes;

6.1.12	Parental Guaranty. Seller will have delivered to Buyer an executed Parental Guaranty, dated as of the Closing Date, substantially in the form of Exhibit F attached hereto (the “Parental Guaranty”);

6.1.13	Special Warranty Deed. Buyer shall have received evidence that the Rose Valley Fee-Owned Real Property shall have been transferred and assigned to the Company prior to the Closing, in form and substance reasonably satisfactory to Buyer; and

6.1.14	Other Deliveries. Seller will have delivered such other certificates, instruments, and documents as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

6.2	Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

6.2.1	Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, except those representations and warranties that address matters only as of a specified date, which will be true and correct as of that specified date), except where the breach of a representation or warranty (individually or when aggregated with other breaches of representations or warranties) would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the other Transaction Documents; (ii) Buyer will have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing, except where the failure to perform or comply would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the other Transaction Documents; and (iii) Buyer will have delivered to Seller a certificate executed by a duly authorized officer, dated as of the Closing Date, certifying that the conditions specified in this Section 6.2.1 have been fulfilled;

6.2.2	Third Party Consents; Governmental Approvals. All material consents, approvals or waivers, if any, required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement shall have been received. Any applicable waiting period under the HSR Act will have expired or been terminated and all of the material consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Seller to consummate the transactions contemplated by this Agreement have been obtained;

6.2.3	No Order. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

6.2.4	Transition Services Agreement. Buyer will have delivered to Seller an executed counterpart of the Transition Services Agreement;

6.2.5	Gathering Agreement. Buyer will have, or will cause its Affiliate to have, delivered to Seller an executed counterpart of the Gathering Agreement;

6.2.6	Unit Assignment. Buyer will have delivered to Seller an executed counterpart of the Unit Assignment; and

6.2.7	Other Deliveries. Buyer will have delivered to Seller such other certificates, instruments, and documents as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.	INDEMNIFICATION.

7.1	Survival.

7.1.1	The representations and warranties of Buyer contained in this Agreement will survive indefinitely. The representations and warranties of Seller contained in this Agreement will survive the Closing until twelve (12) months after the Closing Date, except that the representations and warranties in (a) Section 3.1 (Organization of Seller), Section 3.2 (Authorization; Enforceability), Sections 3.3 (No Conflict; Consents), and Section 3.4 (Capitalization; Title to Units) will survive the Closing indefinitely and Section 3.9 (Taxes) will survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (collectively, the “Fundamental Representations”), and (b) Section 3.10 (Environmental Matters) will survive the Closing until two (2) years after the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity will continue to survive and will remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Section 7. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto.

7.1.2	All liabilities with respect to a failure to comply with the covenants and agreements of Buyer and Seller contained in this Agreement that, by their nature, are to be performed after the Closing will survive the Closing indefinitely. All liabilities with respect to a failure to comply with the covenants and agreements of Buyer and Seller contained in this Agreement that, by their terms, are to be performed prior to Closing will not survive the Closing, except for the covenants set forth in Section 5.15 which shall survive the Closing to the extent such covenants are not satisfied prior to the Closing.

7.2	Indemnification.

7.2.1	From and after the Closing, subject to the limitations set forth in this Section 7, Seller will indemnify, defend and hold harmless Buyer and its officers, members, directors, managers, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all Losses actually incurred or suffered as a result of, relating to or arising out of: (a) the inaccuracy of any representation or warranty made by Seller in this Agreement; (b) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; (c) any Excluded Liabilities; (d) the litigation described on Schedule 3.7.1; (e) the occurrence of a Connection Agreement Event, if any, but only to the extent such Losses constitute Connection Agreement Losses, and (f) the underground storage tanks and related stabilizer located on the Owned Properties.

7.2.2	From and after the Closing, subject to the limitations set forth in this Section 7, Buyer will indemnify, defend and hold harmless Seller and its officers, partners, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses actually incurred or suffered as a result of, relating to or arising out of: (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement; and (b) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

7.2.3	For purposes of determining the amount of Losses suffered by any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in any Disclosure Schedule, will be read without regard for or giving effect to “material,” “materiality,” “Material Adverse Effect,” “except as would not reasonably be expected to have a Material Adverse Effect” and words of similar qualification.

7.2.4	THE INDEMNIFICATION PROVISIONS IN THIS SECTION 7 WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

7.3	Procedures. Except as otherwise provided in Section 5.7.6, claims for indemnification under this Agreement will be asserted and resolved as follows:

7.3.1	If any Person who or which is entitled to seek indemnification under Section 7.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third Person (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2, the Indemnified Party will promptly (i) notify the party against whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice will not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

7.3.2

The Indemnifying Party will have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Section 7), then the Indemnifying Party will have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who will be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 7.3.2. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party will not enter into any settlement agreement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed); provided further, that such consent will not be required if (i) the settlement agreement contains a complete and unconditional general release by the third Person asserting the claim of all Indemnified Parties affected by the claim, and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.3.2, and the Indemnified Party will bear its own costs and expenses with respect to such participation.

7.3.3	If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.3.2, then the Indemnified Party will have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who will be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings will be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party will defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3.3, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

7.3.4	Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.3.5	Each Party will use commercially reasonable efforts to make applicable insurance claims with respect to any claim for which it is seeking indemnification pursuant to this Section 7.

7.4	Limitations on Indemnification.

7.4.1	Seller will not have any liability under Section 7.2.1(a) or Section 7.2.1(b) unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties that are indemnifiable under such Sections exceeds 2% of the Purchase Price, as finally adjusted pursuant to this Agreement (the “Deductible”) and, in such event, Buyer will be entitled to indemnification for the amount of Losses exceeding the Deductible. Seller will not be required to indemnify any Buyer Indemnified Party under Section 7.2.1(a) or Section 7.2.1(b) for an aggregate amount of Losses exceeding an amount equal to 10% of the Purchase Price.

7.4.2	Notwithstanding anything in this Agreement to the contrary:

(a)	the limitations on indemnification set forth in this Section 7.4 will not apply to Losses related to the failure to be true and correct of any of the Fundamental Representations;

(b)	the limitations on indemnification set forth in Section 7.4.1 and Section 7.4.3 will not apply to Losses related to the failure to be true and correct of the representations and warranties set forth in Section 3.29; provided, however, that in no event will Seller be required to indemnify any Buyer Indemnified Party for an aggregate amount of such Losses exceeding an amount equal to 50% of the Purchase Price;

(c)	the limitations on indemnification set forth in Section 7.4.1 will not apply with respect to any Losses that constitute Connection Agreement Losses; and

(d)	the limitations on indemnification set forth in Section 7.4.1 will not apply to Losses related to the failure to be true and correct of the representations and warranties set forth in Sections 3.7 and Section 3.15.

7.4.3

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT SUBJECT TO SECTION 7.4.2, NEITHER BUYER, SELLER NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (II), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (X) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION (IT BEING UNDERSTOOD AND AGREED THAT NOTHING RELATING TO THE GATHERING AGREEMENT OR THE CONNECTION AGREEMENT DESCRIBED

IN SECTION 5.18, INCLUDING THE ENTRY INTO SUCH AGREEMENT BY THE PARTIES THERETO SHALL CONSTITUTE SPECIAL CIRCUMSTANCES HEREUNDER) AND (Y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (I) AND (II), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

7.4.4	The Indemnified Party will not be entitled to recover from an Indemnifying Party under the Transaction Documents more than once in respect of the same damage suffered.

7.4.5	Notwithstanding anything to the contrary contained herein, if either Party elects to proceed with the Closing with actual knowledge by such Party of any failure of any condition to be satisfied in its favor or the breach of any representation, warranty, agreement or covenant by the other Party, then the condition that is unsatisfied or the representation, warranty, agreement or covenant which is breached at the Closing Date will be deemed waived by such Party, and such Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to such condition, representation, warranty, agreement or covenant.

7.4.6	Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

7.5	Waiver of Other Representations.

7.5.1

EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (I) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND (II) ANY STATEMENT OR

INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ITS AFFILIATES.

7.5.2	SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, ANY REPRESENTATION OR WARRANTY IN RESPECT OF SELLER, THE UNITS, THE COMPANY, THE COMPANY’S BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO QUALITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES OR CONDITION OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO SELLER.

7.5.3	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, THE UNITS AND THE COMPANY, AND BY VIRTUE OF THE ACQUISITION OF THE UNITS HEREUNDER, THE ASSETS OF THE COMPANY ARE BEING TRANSFERRED THROUGH THE SALE, AND BUYER ACCEPTS SUCH ITEMS “AS IS, WHERE IS, WITH ALL FAULTS”.

7.5.4	THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR OTHER CONDITION OF THE ASSETS, OR THE OWNERSHIP OF THE UNITS OR THE OWNERSHIP OR OPERATION OF THE ASSETS OR ANY PART THEREOF.

7.5.5	THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

7.5.6	BUYER ACKNOWLEDGES THAT THE WAIVERS CONTAINED IN THIS SECTION 7.5 ARE CONSPICUOUS.

7.6	Exclusive Remedy and Release. The indemnification and remedies set forth in this Section 7 will, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under any Law. In furtherance of the foregoing, the Parties hereby waive and release from and after the Closing to the fullest extent permitted by Law, any and all rights, claims, and causes of action, with respect to the subject matter of this Agreement, they may have against the other Parties, their respective Affiliates and their respective officers, directors, managers, employees, members, agents, and Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Agreement. Notwithstanding the foregoing, nothing in this Section 7.6 will prevent either Party from seeking injunctive or equitable relief pursuant to Section 5.14 or in pursuit of its indemnification claims under this Section 7 or as otherwise contemplated by this Agreement. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement may only be made against, the entities that are expressly identified as parties hereto. In furtherance and not in limitation of the foregoing, Seller (on behalf of itself, the Company and any of their respective stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents) hereby waives any rights or claims against (i) any actual or potential source of Buyer Financing (including each party (other than Buyer) to one or more financing commitments or any definitive agreements relating thereto or any amendment, replacement or supplement to any such financing commitments or definitive agreements) and (ii) any of the former, current or future stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents of a person described in clause (i) or any of its Affiliates (collectively, the “Debt Financing Source Parties”), in connection with this Agreement, the financing commitments, the Buyer Financing or any of the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that, so long as the Closing does not occur, no Debt Financing Source Party shall have any liability for any claims or damages to Seller or the Company (or any of their stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents) in connection with this Agreement, the financing commitments, the Buyer Financing or any of the transactions contemplated hereby or thereby.

8.	TERMINATION.

8.1	Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

8.1.1	by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

8.1.2

by Buyer, (i) except to the extent Section 5.10 is applicable, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer or (ii) if Section 5.10 is applicable, by Buyer as and to the extent provided in Section 5.10; provided, however, if any such termination right is not so exercised by Buyer, Buyer will be deemed to have waived its right to terminate pursuant to this Section 8.1.2 but only with respect to the matter giving rise to such termination right and the facts and circumstances giving rise to such matter.

8.1.3	by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;

8.1.4	by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

8.1.5	by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by August 1, 2013; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1.5 if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

8.2	Effect of Termination. If this Agreement is terminated under Section 8.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement, or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 8.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement will not be affected by a termination of this Agreement.

9.	MISCELLANEOUS.

9.1	Notices. All notices and other communications between the Parties will be in writing and will be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) delivered by a nationally recognized delivery service, or (iv) delivered by telecopy or electronic mail and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows or to such other address or addresses as the Parties may from time to time designate in writing:

To Buyer:	SemGas, L.P.
6120 South Yale Avenue, Suite 700
Tulsa, Oklahoma 74136
Fax: (918) 524-8687
Attention: General Counsel with a copy to:
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Fax: (918) 586-8628
Attention: J. Ryan Sacra

To Seller:	Chesapeake Midstream Development, L.L.C.
6100 N. Western Avenue
Oklahoma City, OK 73118
Fax: (405) 849-9136
Attention: Jim Johnson

with a copy to:

Commercial Law Group, P.C.
5520 North Francis Avenue
Oklahoma City, OK 73118
Fax: (405) 232-5553
Attention: Michael Meleen

9.2	Assignment. Except as provided in this Section 9.2, no Party will assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any assignment or transfer of this Agreement in violation of this Section 9.2 will be null and void.

9.3	Rights of Third Parties. Except for the provisions of Section 7, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that the Debt Financing Source Parties are intended beneficiaries of, and shall be entitled to enforce, Sections 7.6 and 9.11 and this Section 9.3.

9.4	Expenses. Except as otherwise expressly provided herein, each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, all filing fees payable in connection with any filings or submissions under the HSR Act shall be paid fifty percent (50%) by Buyer and Seller.

9.5	Counterparts. This Agreement may be executed electronically in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or electronic portable document format copies hereof or signature hereon will, for all purposes, be deemed originals.

9.6	Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties regarding the subject matter hereof, and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

9.7	Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used on the Disclosure Schedules will have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Disclosure Schedules. No disclosure on the Disclosure Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information on the Disclosure Schedules will not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedules. Each disclosure on the Disclosure Schedules will be deemed to qualify other representations and warranties of Seller notwithstanding the lack of a specific cross-reference, so long as it is reasonably apparent that the information disclosed is applicable to another representation and warranty.

9.8	Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing (excluding email) which makes reference to this Agreement executed by each Party. Notwithstanding anything to the contrary contained herein, Sections 7.6, 9.3 and 9.11 and this Section 9.8 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Source Parties without the prior written consent of the Debt Financing Source Parties.

9.9	Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, will be subject to the prior written consent of Buyer and Seller, which consent will not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein will prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.

9.10	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

9.11	Governing Law; Jurisdiction, Waiver of Jury Trial.

9.11.1	This Agreement will be governed and construed in accordance with the Laws of the State of Oklahoma, without regard to the Laws that might be applicable under conflicts of laws principles.

9.11.2	The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby will be in any state or federal court in Oklahoma County, Oklahoma, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above will be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Oklahoma with respect to any matter under this Agreement will be binding. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Debt Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating to the Buyer Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

9.11.3	To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.11.2.

9.11.4	THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

9.12	Confidentiality. The Parties acknowledge and agree that each has executed and delivered concurrently herewith the Confidentiality Agreement, which shall to the extent set forth therein apply to this Agreement, the other Transaction Documents and the transactions contemplated herein and therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party effective as of the date first above written.

SELLER:

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.

By:	/s/ James C. Johnson
Name:	James C. Johnson
Title:	Senior Vice President—Marketing

BUYER:

SEMGAS, L.P.

By:	SemOperating G.P., L.L.C.
Its General Partner

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	Chief Executive Officer

Signature Page to Unit Purchase Agreement